EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated April 23, 1996, accompanying the consolidated financial statements and schedules of Countrywide Credit Industries, Inc. and Subsidiaries appearing in the Annual Report on Form 10-K for the year ended February 29, 1996, which is incorporated by reference in this Post-Effective Amendment No. 2 to the Registration Statement (File No. 33-53048) and this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and to the use of our name as it appears under the caption "Experts".





GRANT THORNTON LLP



Los Angeles, California
June 19, 1996